Exhibit 2.1

THIRD Amendment AND WAIVER to BUSINESS COMBINATION AGREEMENT

This Third Amendment and Waiver to Business Combination Agreement (this “Amendment”), dated as of April 2, 2024, is entered into by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (“Acquiror”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”), and Prashant Gokarn (the “Management Representative”), solely in his capacity as the Management Representative pursuant to the designation in Section 11.16 of the Business Combination Agreement (as defined below). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Business Combination Agreement.

RECITALS

WHEREAS, Acquiror, Amalgamation Sub and the Company are parties to that certain Business Combination Agreement, dated as of January 5, 2023 (as amended by that certain First Amendment to Business Combination Agreement dated June 22, 2023 and that certain Second Amendment to Business Combination Agreement dated December 28, 2023, the “Business Combination Agreement”);

WHEREAS, Section 11.10 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by each of the parties thereto in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement; and

WHEREAS, Acquiror, Amalgamation Sub and the Company desire to amend the Business Combination Agreement pursuant to Section 11.10 thereof as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, Acquiror, Amalgamation Sub and the Company agree as follows:

1. Amendment of Section 2.03. Section 2.03 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Closing. Subject to the terms and conditions of this Agreement, the closing of the Amalgamation (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Company and Amalgamation Sub shall execute and cause to be lodged with ACRA, the Amalgamation Proposal (substantially in the form of attached hereto as Exhibit A) (the “Amalgamation Proposal”), the Other Amalgamation Documents and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law (together with the Amalgamation Proposal and the Other Amalgamation Documents, the “Amalgamation Documents”) to make the Amalgamation effective no later than 10:00 AM Singapore Standard Time on the Closing Date (such time being the “Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under section 215F of the Singapore Companies Act issued by ACRA).”

2. Amendment of Section 3.01(c)(ii). Section 3.01(c)(ii) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(ii) in consideration thereof, the Acquiror shall issue the Per Share Amalgamation Consideration to the respective Company Shareholder (or its designee).”

3. Amendment of Section 3.06(c). Section 3.06(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c) Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i) Two Million Five Hundred Thousand (2,500,000) Earnout Shares will be released from the Earnout Escrow Account and distributed to each member of the Management Group in the proportion set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent if the total revenue achieved by the Company equals or exceeds USD $25,000,000 for any fiscal quarter;

(ii) Two Million Five Hundred Thousand and One (2,500,001) Earnout Shares will be released from the Earnout Escrow Account and distributed to each member of the Management Group in the proportion set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent if the total revenue achieved by the Company meets or exceeds USD $30,000,000 for any fiscal quarter; and

(iii) notwithstanding anything to the contrary contained herein, if the conditions set forth in either Section 3.06(ii) or (iii) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and the members of the Management Earnout Group shall not have any right to receive such Earnout Shares or any benefit therefrom.

4. Amendment of Section 3.08. With effect from and after the date hereof, the Company and Acquiror hereby waives the Payment of Expenses contained in Section 3.08 (a) and (b) of the Business Combination Agreement.

5. Amendment to Schedule 3.06. Schedule 3.06 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Schedule 3.06

Management Earnout Group

1. Prashant Gokarn – 39.4%.

2. Alexander Rusli – 39.4%.

3. Subir Lohani – 21.2%.”

6. Waiver of Minimum Cash Condition. With effect from and after the date hereof, the Company hereby waives the Minimum Cash Condition contained in Section 9.03(i) of the Business Combination Agreement.

7. No Further Amendment. Except as expressly and specifically set forth herein, the Business Combination Agreement is not otherwise being amended, modified or supplemented and all terms and provisions of the Business Combination Agreement are and shall remain in full force and effect in accordance with its terms and nothing contained herein or in any other communication prior to the execution and delivery hereof shall be construed as a waiver by, or consent from, any party to the Business Combination Agreement of any condition, any covenant or other provision of the Business Combination Agreement.

8. Governing Law; Jurisdiction; Waiver of Trial by Jury. The provisions of Sections 11.06 (Governing Law) and 11.12 (Dispute Resolution) of the Business Combination Agreement are hereby incorporated by reference as if set forth in full herein and shall apply hereto mutatis mutandis.

9. Captions; Counterparts. The captions in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered as of the date first written above.

STONEBRIDGE ACQUISITION CORPORATION

By:	/s/ Bhargava Marepally
	Name:	Bhargava Marepally
	Title:	Chief Executive Officer

STONEBRIDGE ACQUISITION PTE. LTD.

By:	/s/ Bhargava Marepally
	Name:	Bhargava Marepally
	Title:	Director

DIGIASIA BIOS PTE. LTD.

By:	/s/ Prashant Gokarn
	Name:	Prashant Gokarn
	Title:	Co-Chief Executive Officer

Signature Page – Third Amendment and Waiver to Business Combination Agreement

MANAGEMENT REPRESENTATIVE

/s/ Prashant Gokarn
Name:	Prashant Gokarn
Title:	Management Representative

Signature Page – Third Amendment and Waiver to Business Combination Agreement